Exhibit 10.101

FIRST AMENDMENT TO OFFICE LEASE AGREEMENT

This FIRST AMENDMENT TO OFFICE LEASE AGREEMENT (“Amendment”) is entered into this    14th    of  November     , 2022 (“Amendment Effective Date”), by and between UCB, INC, a Delaware corporation (“Landlord”) and GEOVAX, INC., a Georgia corporation (“Tenant”).

RECITALS

A.    Landlord and Tenant entered into that certain Office Lease Agreement having an Effective Date of January 1, 2020 (the “Lease”) for the Premises containing approximately 8,430 rentable square feet of office space located in Suites 360, 370 and 380 of the 1900 Building; such Building having the street address of 1950 Lake Park Drive, 1900 Building, Suite 380, Smyrna, Georgia 30080, as more particularly described in the Lease (the “Premises”); and

B.    The current Term of the Lease expires December 31, 2022; and Tenant and Landlord desire to extend the Term of the Lease for an additional thirty six (36) months; and

C.    Thus, Landlord and Tenant desire to amend the Lease pursuant to the terms and conditions as set forth herein.

NOW, THEREFORE, for an in consideration of the premises, the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Defined Terms.Capitalized terms not otherwise defined herein shall have the same meaning as in the Lease.

2.	Amendment of Lease. The Lease is hereby amended as follows:

a.

Lease Term. The Lease Term as defined on page 1 of the Lease is hereby extended for an additional thirty-six (36) months beginning on January 1, 2023 and expiring at 6:00 P,M. Eastern Time on December 31, 2025 (the “Extended Term”). The Expiration Date is hereby extended to December 31, 2025. The Term and the Extended Term are sometimes herein collectively referred to as, the Term.

b.

Termination Right. The prior written notice time frame in Section 2 of the Lease is hereby amended by deleting the two references to “ninety (90)” in the last sentence of this Section and substituting “one hundred eighty (180)” in lieu thereof.

c.	Rent. Section 3, Rent shall be modified to add the following sums for Rent for the Extended Term:

Extended Term	Rental Rate	Annual Base Rent	Monthly Base Rent
1/1/2023 to 12/31/2023	$21.55/s.f.	$181,666.00	$15,138.00
1/1/2024 to 12/31/2024	$22.19/s.f.	$187,062.00	$15,588.00
1/1/2025 to 12/31/2025	$22.86/s.f.	$192,710.00	$16,059.00

d.	Utilities and Services. Section 7 of the Lease is hereby amended as follows:

(i)	“Normal Business Hours” in Subsection (b) is hereby amended to be 8:00 A.M. to 5:00 P. M on Mondays through Fridays;

(ii)	Mail services in Subsection (f) is hereby amended by deleting the phrase “drop off and pick up” in its entirety;

(iii)	The location of the UCB cafeteria in Subsection (g) is hereby amended by deleting “ground floor of 2100 building” in its entirety and substituting “in the 2050 Building” in lieu thereof.

e.

Maintenance, Repair and Replacement. Notwithstanding anything in Section 9 or the Lease to the contrary, in the event there is a failure in any structural portion of the Building or the mechanical equipment therein, Landlord shall not be responsible to repair or replace such portion of the Building or equipment if the estimated cost for such replacement or repair exceeds $50,000. If a failure of a portion of the Building or mechanical system is estimated to exceed $50,000, the time frame for notice of a Landlord or Tenant termination under Section 2 of the Lease shall not apply and Landlord and Tenant, in good faith, shall mutually agree to a termination date.

3.

Acceptance of Premises. Tenant agrees that Tenant is familiar with the condition of the Premises and is already in possession of the Premises from Landlord and accepts the Premises as of the Amendment Effective Date in its "AS-IS" condition. Tenant acknowledges that Landlord has made no representation as to the condition of the Premises or the suitability of the Premises for Tenant's intended use, and Tenant has made its own inspection of the Premises. By being in possession of the Premises, Tenant shall be deemed to have accepted the Premises as suitable for the Permitted Use (as defined in Section 5 of the Lease). Landlord shall not be obligated to make any repairs, replacements or improvements (whether structural or otherwise) of any kind or nature to the Premises in connection with, or in consideration of, this Lease, except as otherwise expressly set forth in this Lease, as amended herein.

4.

No Default. Tenant hereby certifies to Landlord that as of the date hereof: (i) the Lease is in full force and effect; (ii) there currently exists no default by Landlord under the Lease, nor any condition which with the giving of notice or the passage of time, or both, would constitute a default under the Lease on the part of Landlord; (iii) Tenant has no existing set- offs, counterclaims, claims or defenses against Landlord for any sums under the Lease prior to the date hereof, and (iv) the Lease, as modified hereby, contains the entire agreement between the parties hereto with respect to the Premises, the Lease and the Building.

5.	Ratification. Except as expressly modified by this Amendment, all terms and conditions of the Lease are hereby verified and ratified by Landlord and Tenant and remain in full force and effect.

6.

Conflict. In the event of any conflict between the terms and conditions of this Amendment and the terms and conditions of the Lease, the terms and conditions of this Amendment shall control and prevail.

7.	The Lease and this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, representatives and assigns.

8.

This Amendment may be executed in counterparts by the parties hereto and all such counterparts when taken together shall be deemed to be one original. Delivery of an executed counterpart of this Amendment by facsimile or other electronic means shall be equally as effective as delivery of an original counterpart of this Amendment.

9.	This Amendment shall be governed under the laws of the State in which the Premises is located.

Signatures on following page.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the Amendment Effective Date.

GEOVAX, INC.		UCB, INC.

By:		By:

Name:	Mark Reynolds	Name:	Jennifer Trevett

Title:	Chief Financial Officer	Title:	Head of Legal US & Global Immunology

Date:	08-Nov-2022	Date:	11-Nov-2022